[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

Exhibit 10.27.2

AMENDMENT NO. 2 TO

MASTER REPURCHASE AGREEMENT

This AMENDMENT NO. 2 TO MASTER REPURCHASE AGREEMENT (this “Amendment”) is made and entered into as of June 20, 2012 by and between Bank of America, N.A. (“Buyer”) and loanDepot.com, LLC (“Seller”). This Amendment amends that certain Master Repurchase Agreement by and between Buyer and Seller dated as of December 23, 2009 (as amended, the “Agreement”).

R E C I T A L S

Buyer and Seller have previously entered into the Agreement pursuant to which Buyer may, from time to time, purchase certain mortgage loans from Seller and Seller agrees to sell certain mortgage loans to Buyer under a master repurchase facility.

In connection with the termination of Bank of America’s Home Loans Correspondent Lending Program, the Loan Purchase Agreement and the related EPP Addendum (together with other related documents and agreements) by and between Buyer and Seller were terminated under that certain Notice of Termination dated October 24, 2011 and effective October 31, 2011 (the “Termination”). As a consequence of the Termination, the warehouse lending relationship between Buyer and Seller, evidenced by the Agreement, will be transitioned to another division of Buyer (the “Transition”).

Buyer and Seller hereby agree that the Agreement shall be amended to the extent necessary to reflect the Termination and the Transition, as more fully provided herein.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.	Amendments. Effective as of June 20, 2012, the Agreement is hereby amended as follows:

(a)	The Agreement is hereby amended by replacing the term “fair market value” with the term “Market Value” wherever such term appears in the Agreement in which the context relates to valuation of the Purchased Mortgage Loans.

(b)	Section 3.7(a)(i)(3) is hereby amended by deleting such section in its entirety and replacing it with the following (with the added language underlined for ease of review):

“(3)	with respect to those jurisdictions outlined in the Handbook for which Closing Protection Letters are not available or are limited in their applicability, any other documents Buyer may reasonably require, including without limitation, an assignment to Buyer of Seller’s rights under its fidelity bond and errors and omissions policy substantially in the form of Exhibit G hereto;”

(c)	Section 4.1(b) is hereby amended by adding the following new sentence to the end of such section:

“Notwithstanding the foregoing, Buyer shall not be deemed to have terminated or conveyed its interests in such Purchased Mortgage Loans if an Event of Default shall then be continuing or shall be caused by such repurchase or if such repurchase gives rise to or perpetuates a Margin Deficit that is not satisfied in accordance with Section 6.3(b).”

(d)	Section 6.3(b) is hereby amended by deleting such section in its entirety and replacing it with the following (with the added language underlined for ease of review):

“(b)	Margin Deficit and Margin Call. If Buyer shall determine at any time that (A) the Asset Value of a Purchased Mortgage Loan subject to a Transaction is less than the related Purchase Price for such Purchased Mortgage Loan, (B) the aggregate Asset Value of all Purchased Mortgage Loans subject to each Transaction is less than the aggregate outstanding Purchase Price for such Transaction, or (C) the aggregate Asset Value of all Purchased Mortgage Loans for all such Transactions is less than the aggregate outstanding Purchase Price for such Transactions (in any such case, a “Margin Deficit”), then Buyer may, at its sole option and by notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to either:

(i)	transfer to Buyer or its designee cash or, at Buyer’s sole option eligible Mortgage Loans approved by Buyer (“Additional Purchased Mortgage Loans”) so that (A) the individual Asset Value of the Purchased Mortgage Loan, (B) the aggregate Asset Value of all Purchased Mortgage Loans subject to each Transaction, or (C) the aggregate Asset Value of all Mortgage Loans subject to Transactions, as the case may be, including any such cash or Additional Purchased Mortgage Loans tendered by the Seller, will thereupon equal or exceed the individual or aggregate outstanding Purchase Price(s) as applicable; or

(ii)	pay one or more Repurchase Prices in an amount sufficient to reduce the related Purchase Price so that the related Purchase Price (or the related aggregate Purchase Price) in an amount equal to or below the Asset Value of the Purchased Mortgage Loan (or the aggregate Asset Value of the Purchased Mortgage Loans, as applicable).”

(e)	Section 6.4(b) is hereby amended by deleting the proviso at the end of the first sentence in such section in its entirety and replacing it with the following (with the added language underlined for ease of review):

“; provided, however, that unless otherwise agreed to by Buyer in writing, in no event shall Mortgage Loan Documents relating to more than fifteen (15) Purchased Mortgage Loans be released at any one time.”

(f)	Section 9.3(b) is hereby amended by adding the following new clause to the end of such section just prior to the “;”:

“, or questions or challenges the validity or enforceability of any of the Principal Agreements”

(g)	Section 9.3(g) is hereby deleted in its entirety and replaced with the following (with the added language underlined for ease of review):

(g)

(x) any demand(s), whether on an individual or aggregate basis, by an Approved Investor or Insurer for (i) the repurchase of a mortgage loan(s) if the unpaid principal balance of the mortgage loan(s) subject to such demand(s) is equal to or greater than two hundred and fifty thousand ($250,000) dollars or (ii) indemnification if the demanded indemnification amount(s) is equal to or greater than fifty thousand ($50,000) dollars, or (y) the rejection of a Purchased Mortgage Loan for purchase by an Approved Investor or other third party purchaser or the exclusion of a Purchased Mortgage Loan from a securitization pool due to the objection of any party to such securitization, together with a report by such purchaser or other party and/or any other information received by the Seller detailing the rationale for such rejection or exclusion; provided that notice and the required report and information shall be delivered to Buyer not more than two (2) Business Days following the occurrence of such rejection or exclusion;”

(h)	Section 11.1 is hereby amended by deleting 11.1(a) and replacing it with the following (with the added language underlined for ease of review):

“(a)	failure of Seller to (A)(i) repurchase the Purchased Mortgage Loans on the applicable Repurchase Date, (ii) repurchase the Purchased Mortgage Loans pursuant to Section 3.9, or (iii) perform its obligations under Section 6.3(b), in each such case, as of the date such obligation is required to be performed, or (B) failure of Seller to pay any other amount due under the Principal Agreements within two (2) Business Days following the applicable due date;”

(i)	Section 11.1 is hereby amended by deleting the “or” at the end of section (q), replacing the “,” appearing at the end of section (r) with “,” and adding the following new sections immediately thereafter:

“(s)	failure of Seller to transfer the Purchased Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price); or

(t)	a default shall occur and be continuing beyond the expiration of any applicable grace period under any other Principal Agreement.”

(j)	Section 11.8(a) is hereby amended by adding the following new sentence to the end of such section:

“Buyer may set off all other sums or obligations owed by Buyer to Seller against all of Seller’s obligations to Buyer, whether under this Agreement, under a Transaction or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.”

(k)	Article 12 is hereby amended by adding the following new sections immediately following Section 12.2:

“12.3	Agreement Not to Assert Claims. Seller agrees not to assert any claim against Buyer, its Affiliates and any of their respective officers, directors, employees and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Principal Agreements, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby.

12.4	Survival. Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Article 12 shall survive the payment in full of the Repurchase Prices and all other amounts payable hereunder and delivery of the Purchased Mortgage Loans by Buyer against full payment therefor.”

(l)	Section 14.11(a) is hereby amended by revising the address for notices to Buyer as follows:

“If to Buyer:	Bank of America, N.A.
Warehouse Lending
225 West Hillcrest Drive
Mail Code: CA6-918-01-03
Thousand Oaks, California 91360
Attention: Blair Kenny, Director
Telephone: (805) 917-0688
Facsimile: (805) 917-0741
Email: Blair.Kenny@baml.com

With a copy to:

Bank of America, N.A.
One Bryant Park, 11th floor
New York, New York 10036
NY1-100-11-01
Attention: Eileen Albus, Vice President — Mortgage Finance
Telephone: (646) 855-0946
Facsimile: (646) 651-4512
Email: Eileen.Albus@baml.com”

(m)	Section 14.11(b) is hereby amended by revising the address for emails to Buyer as follows:

“If to Buyer:	Blair.Kenny@baml.com and Eileen.Albus@baml.com”

(n)	Section 14.13 is hereby amended by replacing the clauses “the State of California” and “Los Angeles County, California” with “the State of New York” and “New York County, New York”, respectively.

(o)	Section 14.17 is hereby amended by adding the following new paragraph to the end of such section:

“In addition, the Principal Agreements and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (other than the tax treatment and tax structure of the transactions), are proprietary to Buyer and shall be held by Seller in strict confidence and shall not be disclosed to any third party without the consent of Buyer except for (i) disclosure to Seller’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions; (ii) upon prior written notice to Buyer, disclosure required by law, rule, regulation or order of a court or other regulatory body; (iii) upon prior written notice to Buyer, disclosure to any approved hedge counterparty to the extent necessary to obtain any hedging hereunder; (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; or (v) the tax treatment and tax structure of the transactions, which shall not be deemed confidential; provided that in the case of (ii), (iii) and (iv), Seller shall take reasonable actions to provide Buyer with prior written notice; provided further that in the case of (iv), Seller shall not file any of the Principal Agreements other than the Agreement with the SEC or state securities office unless Seller has (x) provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Buyer, and (y) redacted all pricing information and other commercial terms.”

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

(p)	The Agreement is hereby amended by deleting the “and” at the end of Section 14.18(b), replacing the “.” with “; and” at the end of Section 14.18(c) and inserting the following new Section 14.18(d) immediately thereafter:

“(d)	each of (i) the Guarantees and/or additional security agreements delivered by Seller to Buyer pursuant to Section 2.9 hereof, (ii) the pledge of the amounts on deposit or held in the Over/Under Account pursuant to Section 3.5(e) hereof, and (iii) the pledge of the servicing rights and ancillary collateral related to the Purchased Mortgage Loans in Section 6.1 hereof, each constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.”

(q)	Article 14 is hereby amended by adding the following new section immediately following Section 14.23:

“14.24	Waiver of Jury Trial. Each of Seller and Buyer hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any other Principal Agreement or the transactions contemplated hereby or thereby.”

(r)	Exhibit A to the Agreement is hereby amended by deleting the definitions of “Agency,” “Asset Value,” “Business Day,” “Default Rate,” “Material and Adverse Change,” “Mortgage Loan,” “Other Mortgage Loan Documents,” “Purchase Price,” “Tangible Net Worth” and “Total Liabilities” in their respective entirety and replacing it with the following (with the added language underlined for ease of review):

“Agency: Fannie Mae, Freddie Mac, or Ginnie Mae.

Asset Value: With respect to each Purchased Mortgage Loan for any date of determination, an amount equal to the following, as applicable, as same may be reduced in accordance with Section 4.3:

(a) if the Purchased Mortgage Loan has Standard Status, the product of the Market Value and the Type Purchase Price Percentage for the type of Purchased Mortgage Loan.

(b) if the Purchased Mortgage Loan is a Noncompliant Mortgage Loan, the product of the Market Value and the Type Purchase Price Percentage for a Noncompliant Mortgage Loan; or

(c) if the Purchased Mortgage Loan is a Defective Mortgage Loan, zero.

Business Day: Any day, excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York and the State of California or as may otherwise be specified in the Handbook or published on Buyer’s website(s).

Default Rate: [***].

Material and Adverse Change: Any of the following, in each case, as such material adverse effect or material change is determined by Buyer: (i) the occurrence of a material adverse change with respect to the business, operations, properties, financial condition or prospects of Seller, or any Affiliate that is a party to any Principal Agreement taken as a whole, (ii) any material adverse effect on the ability of Seller, or any Affiliate that is a party to any Principal Agreement to perform its obligations under any of the Principal Agreements to which it is a party and to avoid any Event of Default, (iii) a material adverse effect on the legality, validity, binding effect or enforceability of any of the Principal Agreements against Seller or any Affiliate that is a party to any Principal Agreement, (iv) a material adverse effect on the rights and remedies of Buyer under any of the Principal Agreements, or (v) a material adverse effect on the marketability, collectability, value or enforceability of a material portion of the Purchased Assets.

Mortgage Loan: A Conventional Conforming Mortgage Loan, Government Mortgage Loan, Jumbo Mortgage Loan, Super Jumbo Mortgage Loan, HARP Mortgage Loan or Bond Loan- 1st Lien, which Mortgage Loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.

Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter; (iv) the original Purchase Commitment; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty and the private mortgage insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original of any assumption, modification, written assurance or substitution of liability agreement, if any; (viii) copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of employment and income, if applicable; (xi) verification of source and amount of downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property (or in the case of any HARP Mortgage Loan, an appraisal or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency guides); (xiv) the original executed disclosure statement; (xv) tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; and (xvi) all other documents relating to the Purchased Mortgage Loan.

Purchase Price: The price at which each Purchased Mortgage Loan is transferred by Seller to Buyer which shall be equal to, the related Type Purchase Price Percentage multiplied by the least of: (i) the Market Value of such Purchased Mortgage Loan, (ii) the outstanding principal balance of such Purchased Mortgage Loan, (iii) the purchase price paid by Seller for such Purchased Mortgage Loan, if applicable, and (iv) the purchase price committed by the related Approved Investor, if applicable.

Tangible Net Worth: As of any date of determination, (i) the net worth of Seller and its consolidated Subsidiaries, on a combined basis, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights) and any and all advances to, investments in and receivables held from Affiliates, and (iii) Loans Held for Investment and Real Estate Owned net of acceptable financing (financing must be deemed acceptable by Buyer).

Total Liabilities: As of any date of determination, an amount equal to (i) the total liabilities of Seller on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Seller’s financial statements, plus (ii) to the extent not already included under GAAP, the total aggregate outstanding amount owed by Seller under any purchase. repurchase, refinance or other similar credit arrangements, plus (iii) to the extent not already included under GAAP, any “off balance sheet” purchase, repurchase, refinance or other similar credit arrangements, minus (iv) non-recourse debt.”

(s)	Exhibit A to the Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“Buyer’s Correspondent Guidelines: The standards, procedures and guidelines of Buyer and its Affiliates for underwriting Mortgage Loans, a copy of which has been made available to Seller.

Calculation Period: With respect to: (a) the Payment Date occurring in the month following the end of the first calendar quarter following the Effective Date, the period beginning on the Effective Date and ending on the last day of the calendar quarter in which such Effective Date occurs, (b) for each subsequent Payment Date, the prior calendar quarter and (c) with respect to the date this Agreement is terminated pursuant to the terms herein, the period beginning on the first day of the calendar quarter in which such termination is to occur and ending on the Expiration Date.

HARP Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to the Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to by Fannie Mae as a “Refi Plus mortgage loan” or “DU Refi Plus mortgage loan”, and by Freddie Mac as a “Relief Refinance Mortgage” (as such program is amended, supplemented or otherwise modified from time to time).

Market Value: With respect to a Mortgage Loan, the lesser of (i) the outstanding principal balance of the Mortgage Loan, (ii) the committed purchase price of the Mortgage Loan, as evidenced by the related Purchase Commitment, and (iii) the fair market value of the Mortgage Loan as determined by Buyer in its sole discretion without regard to any market value assigned to such Mortgage Loan by Seller. Buyer’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Buyer. At no time and in no event will the Market Value of a Purchased Mortgage Loan be greater than the Market Value of such Purchased Mortgage Loan on the Purchase Date. Any Mortgage Loan that is not a Purchased Mortgage Loan shall have a Market Value of zero.”

(t)	Exhibit L: Representations and Warranties Concerning Purchased Assets is hereby amended by deleting clause “(a)” thereof in its entirety and replacing it with the following (with the modified text underlined for review purposes):

“(a)	Eligible Loan. The Mortgage Loan is a Conventional Conforming Mortgage Loan, Government Mortgage Loan, Jumbo Mortgage Loan, Super Jumbo Mortgage Loan or HARP Mortgage Loan, as applicable. The Mortgage Loan is a legal, valid and binding obligation of the Mortgagor thereunder, enforceable in accordance with its terms and subject to no offset, defense or counterclaim, obligating Mortgagor to make the payments specified therein.”

(u)	Exhibit L: Representations and Warranties Concerning Purchased Assets is hereby amended by adding the following new sections thereto immediately following the end of section (p):

“(q)	Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

(r)	HOEPA. No Mortgage Loan is (a) subject to the provisions of 12 U.S.C. Section 226.32 of Regulation Z implementing the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, (c) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans, or (d) a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).

(s)	Compliance with HARP Guidelines. Each HARP Mortgage Loan was originated in Strict Compliance with and remains in compliance with the Agency guides and the guidance issued by the Federal Housing Finance Authority, Fannie Mae and Freddie Mac for origination of mortgage loans under the Home Affordable Refinance Program”

(v)	Exhibit M to the Agreement is hereby amended and restated in its entirety and replaced with the Exhibit M in the form of Annex I hereto.

2.	No Other Amendments; Conflicts with Previous Amendments. Other than as expressly modified and amended herein, the Agreement shall remain in full force and effect and nothing herein shall affect the rights and remedies of Buyer as provided under the Agreement. To the extent any amendments to the Agreement contained herein conflict with any previous amendments to the Agreement, the amendments contained herein shall control.

3.	Capitalized Terms. Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

4.	Representations. In order to induce Buyer to execute and deliver this Amendment, Seller hereby represents to Buyer that as of the date hereof, (i) Seller is in full compliance with all of the terms and conditions of the Principal Agreements and remains bound by the terms thereof, and (ii) no Potential Default or Event of Default has occurred and is continuing under the Principal Agreements.

5.	Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions. All legal actions between or among the parties regarding the Agreement, including, without limitation, legal actions to enforce the Agreement or because of a dispute, breach or default of the Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions and the parties acknowledge and agree that venue in such courts shall be convenient and appropriate for all purposes.

6.	Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding to the same extent as the original.

[signature page follows]

IN WITNESS WHEREOF, Buyer and Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first written above. Buyer shall have no obligation to honor the terms and conditions of this Amendment if Seller fails to fully execute and return this document to Buyer within thirty (30) days after the date hereof.

BANK OF AMERICA, N.A.		LOANDEPOT.COM, LLC

By:		By:

Name:	Rayanthi De Mel	Name:	John Lee

Title:	Assistant Vice President Bank of America, N.A.	Title:	CFO

ANNEX I

EXHIBIT M

FORM OF CONFIRMATION OF TEMPORARY MODIFICATION (MASTER REPURCHASE AGREEMENT)

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, CA 92610

Attn: John Lee, Chief Financial Officer

Email: jlee@loandepot.com

cc: Victoria Clement - vclement@loandepot.com

[            ], 20

Re:	Temporary Modifications Under the Master Repurchase Agreement, dated as of December 23, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Repurchase Agreement”), between Bank of America, N.A. (“Buyer”) and loanDepot.com, LLC (“Seller”) and the Transactions Terms Letter (as such term is defined in the Master Repurchase Agreement) (as amended, restated, supplemented or otherwise modified from time to time, the “Transactions Terms Letter”; collectively with the Master Repurchase Agreement, the “Agreements”), between Buyer and Seller

Ladies and Gentlemen:

This confirmation (“Confirmation”) sets forth the agreement between Buyer and Seller to temporarily modify the [Aggregate Transaction Limit / Minimum Over/Under Account Balance / Type Sublimit] strictly in accordance with the terms set forth below and the provisions of the Agreements:

Temporary Modification to Aggregate Transaction Limit: [+] [-] $        .

Modified Aggregate Transaction Limit: $        .

Temporary Modification to Minimum Over/Under Account Balance: [+] [-] $        .

Modified Minimum Over/Under Account Balance: $        .

Temporary Modification to Type Sublimit — Type [    ]: [            ]: [+] [-] %    .

Modified Type Sublimit — Type [    ]: %    .

Effective date: [dd/mm/yyyy]

Termination date: [dd/mm/yyyy]

On and after the effective date indicated above and until the termination date indicated above, the [Aggregate Transaction Limit / Minimum Over/Under Account Balance / Type Sublimit] shall equal the modified [Aggregate Transaction Limit / Minimum Over/Under Account Balance / Type Sublimit] indicated above for all purposes of the Agreements.

Upon the termination of any Temporary Modification to Aggregate Transaction Limit that has increased the Aggregate Transaction Limit, (i) Seller shall repurchase Purchased Assets in a requisite amount to reduce the total aggregate Transactions outstanding to the Aggregate Transaction Limit within [    ] Business Days after such termination date; provided, that, at any time after such termination date, Buyer may provide Seller with a written notice which requires the immediate repurchase of Purchased Assets in a requisite amount to reduce the total aggregate Transactions outstanding to the Aggregate Transaction Limit, irrespective of the [    ] Business Day grace period, and (ii) the aggregate type of Transactions outstanding at such time shall not exceed the applicable Type Sublimit.

All terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreements, as applicable.

[signature page follows]

Sincerely,		Agreed to and Accepted by:

BANK OF AMERICA, N.A.		LOANDEPOT.COM, LLC

By:		By:

Name:	Rayanthi De Mel	Name:	John Lee
Title:	Assistant Vice President Bank of America, N.A.	Title:	CFO